Exhibit 99

Titan International, Inc. Completes Redemption of 7.875% Senior Secured Notes due 2017

Quincy, IL. - Titan International, Inc. (NYSE: TWI)
November 8, 2013

On November 6, 2013, Titan International, Inc.(the “Company”) (NYSE: TWI) completed the previously announced redemption of all of its outstanding $137,681,000 aggregate principal amount of the 7.875% Senior Secured Notes due 2017 (the “Senior Secured Notes due 2017”). The Company redeemed the notes at a price of $1,059.06 for each $1,000 principal amount of notes redeemed, or approximately $145.8 million in total, plus approximately $1.1 million of unpaid interest accrued to the redemption date. The Company did not incur any early termination penalties in connection with the redemption of the Senior Secured Notes due 2017 beyond the premium reflected in the redemption price described above.

The completion of the redemption discharges the Indenture, dated October 1, 2010 (the “2017 Senior Secured Notes Indenture”), among Titan, the Guarantors party thereto (the “Guarantors”), and U.S. Bank National Association as the Trustee and the Collateral Trustee (collectively, the “Trustee”), under which the Senior Secured Notes due 2017 were issued, as supplemented by the First Supplemental Indenture dated March 11, 2013 among Titan, the Guarantors and the Trustee, pursuant to which additional 2017 Senior Secured Notes due 2017 were issued, the Second Supplemental Indenture (the “Second Supplemental Indenture”) dated as of October 7, 2013 among the Company, the Guarantors and the Trustee, and the Discharge Supplemental Indenture (the “Discharge Supplemental Indenture”) dated as of October 7, 2013 among the Company, the Guarantors and the Trustee. The 2017 Senior Secured Notes Indenture was filed as Exhibit 4.1 to the Company's Current Report on Form 8-K filed on October 5, 2010. The Second Supplemental Indenture and the Discharge Supplemental Indenture were filed as Exhibit 4.3 and Exhibit 4.4, respectively, to the Company's Current Report on Form 8-K filed on October 7, 2013.

In connection with this transaction, Titan will record expenses of approximately $4 million in the fourth quarter of 2013. These expenses relate primarily to the redemption premium of $59.06 per $1,000 principal amount of the notes and unamortized deferred financing fees offset by unamortized premium on the notes.

About Titan
Titan International, Inc., a holding company, owns subsidiaries that supply wheels, tires, assemblies and undercarriage product for off-highway equipment used in agricultural, earthmoving/construction and consumer applications. For more information, visit www.titan-intl.com.
All statements contained in this press release, other than statements of historical fact, are forward-looking statements. These statements are based on Titan’s current plans and expectations and involve risks and uncertainties, including those described in our SEC filings.

Contact: Krista Gray, Director of IR & Communication
krista.gray@titan-intl.com; 217-221-4773